UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  April 7, 2008

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN  55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 7, 2008, Big Sky Transportation Co. (“Big Sky”), a wholly-owned subsidiary of MAIR Holdings, Inc. (the “Company”), received a notice of default and demand for payment from Mesa Airlines Inc. (“Mesa”).  In the notice, Mesa asserted that Big Sky is in default of its lease agreements for ten aircraft.  Mesa’s notice of default requested payment by Big Sky of approximately $4.8 million.  Although Big Sky ceased operating flights on March 8, 2008, Big Sky has continued to make all lease payments due to Mesa.  According to Big Sky’s estimate, the aggregate amount remaining due under the leases for the ten aircraft is approximately $4.1 million.

Mesa’s default notice further advised of Mesa’s intent to draw on the $1.9 million letter of credit (the “LOC”) that the Company established for Mesa’s benefit in 2005.  The LOC was established in exchange for cancelling the Company’s guaranty of Big Sky’s obligations with respect to the aircraft leases. In response to Mesa’s notice of default and attempted draw on the LOC, on April 8, 2008, the Company and Big Sky jointly filed a complaint against Mesa in federal court in the District of Montana asserting that Mesa has not suffered any financial damages and that Mesa improperly refused to mitigate its damages under the leases.  The complaint requests, among other things, that any funds Mesa draws on the LOC be placed in a constructive trust until the court determines the proper amount of damages, if any, to be awarded to Mesa.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2008	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel